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                                                                    EXHIBIT 10.2

HOLDEN                                                        EXECUTION VERSION

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement") is made by and among Liberty Media Corporation, a Delaware corporation ("LMC"), Ascent Entertainment Group, Inc., a Delaware corporation (the "Company") that is a wholly owned indirect subsidiary of LMC, and David A. Holden (the "Executive") as of June 1, 2000 (the "Effective Date").

                                    RECITALS

         The Executive is employed as of the Effective Date by the Company pursuant to the terms of an amended and restated employment agreement made as of June 27, 1997 and amended and restated as of January 25, 2000 (the "Prior Agreement"). The Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders to continue to employ the Executive, and the Executive desires to continue his employment with the Company, pursuant to the terms of this Agreement.

                                    AGREEMENT

         In consideration of the mutual covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, agree as follows:

         1. Employment Period. The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, for the period beginning on the Effective Date and ending on July 31, 2001, unless earlier terminated as set forth herein (the "Employment Period").

         2. Position and Duties.

                  (a) During the Employment Period, the Executive shall (i) serve as a senior executive officer of the Company and as a director and senior executive officer of the Company's subsidiary, Ascent Sports Holdings, Inc.;
(ii) assist with the management of the sports-related businesses owned and operated as of the Effective Date by the Company and its subsidiaries (collectively, "Ascent") and the closing of the sale of such sports-related businesses; (iii) assist with the preparation and filing of SEC filings for Ascent and the maintenance of administrative functions for Ascent; (iv) seek and develop community development opportunities for LMC and the Company to consider; and (v) perform such other duties as mutually agreed by the Company and the Executive.

                  (b) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote reasonable attention and


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time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, use the Executive's reasonable best efforts to carry out such responsibilities faithfully and efficiently. Subject to the provisions of Section 7 below, it shall not be considered a violation of the foregoing for the Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, (iii) manage personal investments, and (iv) engage in employment with, or provide consulting services to, one or more other entities, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

                  (c) The Executive's services shall be performed primarily at the principal office location where the Executive performed his duties immediately prior to the Effective Date (or otherwise within 35 miles of such office), subject to any reasonable travel requirements necessary to perform his duties hereunder (which shall not require any more travel than was customary for the Executive prior to the Effective Date).

                  (d) During the Employment Term, the Executive shall report to Gary S. Howard or such other individual as the Board designates by notice to the Executive.

         3. Compensation.

                  (a) Base Salary. During the Employment Period, the Executive shall be paid a monthly base salary of $20,714.29, or $290,000 for the entire Employment Period (the "Base Salary"), payable pursuant to the Company's normal payroll practices. Any compensation paid to the Executive on or after June 1, 2000 and prior to the execution of this Agreement by the parties, other than any amounts paid with respect to equity incentive awards previously granted to the Executive or with respect to fringe benefits not historically paid out of the Executive's salary, shall be credited toward the Executive's Base Salary.

                  (b) Benefits. During the Employment Period, the Executive shall be entitled to participate in savings and welfare benefit plans, practices, policies and programs of the Company or any affiliate of the Company (including 401(k), health insurance and other employee benefit plans) that are provided generally to similarly situated employees of the Company. For purposes of Section 5(a)(iii), the Company and the Executive agree that the value of all benefits to be provided under this Section 3(b) during the Employment Period is $65,000 (the "Benefit Amount").

                  (c) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with the Company's policies, practices and procedures.

                  (d) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company,

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provided that the Executive shall not be entitled to receive payment for any unused vacation days remaining at the conclusion of the Employment Period.

                  (e) Equity Awards. Under the Prior Agreement, the Company granted to the Executive certain options and stock appreciation rights which vested prior to the Effective Date in accordance with the terms of the Prior Agreement. In consideration of the benefits provided to the Executive under this Agreement, and notwithstanding any provision of this Agreement or any communication, documentation or other evidence to the contrary, the Executive acknowledges and agrees that he will not be entitled to receive any stock options, stock appreciation rights, restricted stock, stock units or other performance or equity awards (collectively, "Awards") during the Employment Period except as specifically provided in this Agreement, regardless of whether the Company or any affiliate of the Company grants any such Award to any other employee of the Company or any affiliate of the Company during the Employment Period.

                  (f) Bonus and Other Payments. The Company shall pay the Executive the following amounts:

                           (i) $90,000 upon execution of this Agreement,
representing earned bonus for 2000 and accrued vacation payments; and

                           (ii) $350,000 within ten business days following the
closing of the sale of Ascent's sports-related businesses (the "Sale Bonus").

                  (g) COBRA Coverage. Following the expiration of the Employment Period, to the extent required by COBRA, Executive and his dependents may elect eighteen months (or such other term as permitted by COBRA) of COBRA continuation coverage, at their own expense, without any reimbursement or payment of premiums for such coverage by the Company.

                  (h) Non-Competition Payment. As compensation for the covenants made by the Executive under Sections 7(b) through 7(d) of this Agreement, the Company and LMC shall be jointly and severally liable to pay to the Executive on July 31, 2001 the sum of $918,000 (the "Non-Competition Payment").

         4. Termination of Employment.

                  (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. The Company shall be entitled to terminate the Executive's employment because of the Executive's Disability during the Employment Period. "Disability" means that
(i) the Executive is unable to perform the Executive's duties under this Agreement for a period of not less than 180 consecutive days, as a result of physical or mental illness or injury, and (ii) a physician selected by the Company or its insurers, and acceptable to the Executive or the Executive's legal representative, has determined that the Executive's incapacity is total and permanent. A termination of the Executive's employment by the

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Company for Disability shall be communicated to the Executive or the Executive's legal representative by written notice, and shall be effective on the 10th day after receipt of such notice by the Executive or the Executive's legal representative (the "Disability Effective Date").

                  (b) By the Company. The Company may terminate the Executive's employment during the Employment Period for Cause or without Cause. "Cause" shall mean conviction of the Executive for commission of a felony or gross misconduct by the Executive, in either case that is willful and results in material and demonstrable damage to the business of the Company or any of its affiliates. A termination of the Executive's employment by the Company shall be communicated to the Executive by written notice and shall be effective (i) if the termination is for Cause, immediately upon receipt of such notice by the Executive, and (ii) if the termination is without Cause, on the 30th day after receipt of such notice by the Executive.

                  (c) By the Executive. The Executive may terminate employment for Good Reason or without Good Reason. "Good Reason" means, without the Executive's written consent:

                           (i) the Company's assignment to the Executive of any
duties inconsistent in any material respect with the duties described in Section 2(a) of this Agreement; provided, that a diminution or reduction in the Executive's duties, responsibilities or authority shall not be a basis for Good Reason;

                           (ii) any failure by the Company to comply with any
provision of Section 3 of this Agreement;

                           (iii) any requirement by the Company that the
Executive's services be rendered primarily at a location or locations other than that provided for in Section 2(c) of this Agreement; or

                           (iv) any failure by the Company to comply with
Section 9(c) of this Agreement.

An isolated, insubstantial and inadvertent failure or action by the Company that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from the Executive shall not be a basis for Good Reason; provided, however, that any failure to comply with Section 9(c) of this Agreement shall be a basis for Good Reason. A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice ("Notice of Termination for Good Reason") of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement upon which the Executive is relying. A termination of employment by the Executive for Good Reason shall be effective (unless disputed by the Company) on the fifth business day following the date when the Notice of Termination for Good Reason is received by the Company, unless the notice sets forth a later date (which date shall in no event be later than 30 days after the notice is received by the Company).

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                  (d) Date of Termination. The "Date of Termination" means the date of the Executive's death, the Disability Effective Date, the date on which the termination of the Executive's employment by the Company or by the Executive for Good Reason is effective, or the last day the Executive provides services under this Agreement, in the case of the Executive's termination of employment without Good Reason, as the case may be.

         5. Obligations of the Company upon Termination. Following the Executive's Date of Termination, the Company shall have the obligations to the Executive set forth in this Section 5, and shall have no further obligations under this Agreement, other than, if applicable, any obligations to reimburse expenses due to the Executive under Section 3(c).

                  (a) Other Than for Cause; Death or Disability; Good Reason. If, during the Employment Period, the Company terminates the Executive's employment, other than for Cause, or the Executive's employment is terminated because of death or Disability, or the Executive terminates employment for Good Reason, the Company shall make the payments and provide the benefits set forth in (i) through (v) below. In addition, if the Executive's employment is terminated by the Company other than for Cause or Disability, or by the Executive for Good Reason, the Company shall provide the Executive with reasonable outplacement services. The payments and benefits provided pursuant to this Section 5(a) are intended as liquidated damages for a termination of the Executive's employment by the Company other than for Cause, or for the actions of the Company leading to a termination of the Executive's employment by the Executive for Good Reason, or for the Executive's termination of employment as a result of death or Disability, and shall be the sole and exclusive remedy therefor. The Company shall pay the Executive the amounts set forth below in a lump sum in cash within 30 days following the Date of Termination:

                           (i) the unpaid amount of the Executive's Base Salary
for the period beginning on the Effective Date and ending on the Date of Termination (the "Accrued Obligations");

                           (ii) an amount equal to (A) the Executive's Base
Salary, multiplied by (B) the percentage obtained by dividing (1) the number of days beginning with the day immediately following the Termination Date and ending on July 31, 2001, by (2) 426 (such percentage, the "Pro Rata Percentage");

                           (iii) an amount equal to the Benefit Amount
multiplied by the Pro Rata Percentage;

                           (iv) the Sale Bonus (to the extent that the closing
of the sale of Ascent's sports-related businesses occurs on or prior to the Termination Date and the Sale Bonus has not theretofore been paid); and

                           (v) the Non-Competition Payment.


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                  (b) Cause, Other than for Good Reason. If, during the
Employment Period, the Executive's employment is terminated by the Company for Cause or the Executive voluntarily terminates employment other than for Good Reason, the Company shall pay the Executive the Accrued Obligations in a lump sum in cash within 30 days following the Date of Termination and, notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to make any other payment provided for under this Agreement.

         6. Full Settlement. The Company's obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

         7. Confidential Information; Noncompetition; Nonsolicitation.

                  (a) The Executive shall hold in a fiduciary capacity for the benefit of LMC and the Company all secret or confidential information, knowledge or data relating to LMC, the Company, and their respective affiliates (the "Employing Entities") and the businesses of each of the Employing Entities that the Executive obtains during the Executive's employment by the Company (before and after the Effective Date) and that is not public knowledge (other than as a result of the Executive's violation of this Section 7(a)) ("Confidential Information"). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive's employment with the Company, except with the prior written consent of LMC or the Company or as otherwise required by law or legal process.

                  (b) For purposes of Sections 7(b) and (c), the "Noncompetition Period" means the period during which the Executive is employed by the Company pursuant to this Agreement and twenty-four months after the first to occur of
(i) the Executive's Date of Termination or (ii) the end of the scheduled Employment Period. During the Noncompetition Period, the Executive shall not solicit from any person or entity whatsoever any business of the type engaged in by any entity that is an Employing Entity on the Effective Date.

                  (c) During the Noncompetition Period, the Executive shall not induce or solicit any employee of any entity that is an Employing Entity on the Effective Date to terminate his or her employment with any such Employing Entity.

                  (d) The provisions of Sections 7(b) and (c) shall remain in full force and effect until the expiration of the Noncompetition Period notwithstanding the earlier termination of the Executive's employment hereunder. In the event of a breach of the Executive's covenants under this Section 7, it is understood and agreed that the Company shall be entitled to injunctive relief, as well as any other legal remedies, specifically including repayment by the Executive to the Company of

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a pro rata portion of the Non-Competition Payment based upon the number of days remaining in the Non-Competition Period following the date on which the breach occurred. For purposes of this Agreement, affiliates of LMC or the Company shall include the entities set forth on Schedule 1 and all other entities controlling, controlled by or under common control with LMC or the Company, as the case may be, and "control" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a party, whether by ownership of voting securities, by contract or otherwise.

         8. Dispute Resolution. At the option of the Executive or the Company, any dispute, controversy, or question arising under, out of or relating to this Agreement or the breach thereof, other than that for injunctive relief to this Agreement or the breach thereof, shall be referred for decision by arbitration in the Denver metropolitan area of the State of Colorado by a neutral arbitrator selected by the parties hereto. The proceeding shall be governed by the Rules of the American Arbitration Association then in effect or such rules last in effect (in the event such Association is no longer in existence). If the parties are unable to agree upon such a neutral arbitrator within 30 days after either party has given the other written notice of the desire to submit the dispute, controversy or question for decision as aforesaid, then either party may apply to the American Arbitration Association for an appointment of a neutral arbitrator, or if such Association is not then in existence or does not act in the matter within 30 days of application, either party may apply to the Presiding Judge of the District Court of any county in the Denver metropolitan area of the State of Colorado for an appointment of a neutral arbitrator to hear the parties and settle the dispute, controversy or question, and such Judge is hereby authorized to make such appointment. In the event that either party exercises the right to submit a dispute arising hereunder to arbitration, the decision of the neutral arbitrator shall be final, conclusive and binding on all interested persons and no action at law or equity shall be instituted or, if instituted, further prosecuted by either party other than to enforce the award of the neutral arbitrator. The award of the neutral arbitrator may be entered in any court that has jurisdiction. In the event that the Executive is successful in pursuing any material claim(s) or dispute(s) arising out of this Agreement, the Company shall pay the Executive's reasonable attorney's fees and expenses and the Executive's reasonable expenses of any arbitration in connection with all of the Executive's claims or disputes (whether or not the Executive's pursuit of every claim or dispute is successful). In any other case, the Executive and the Company shall each bear all their own costs and attorneys' fees, except the Company shall in all events pay the costs of any arbitrator appointed hereunder.

         9. Successors.

                  (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

                  (b) This Agreement shall inure to the benefit of and be binding upon LMC, the Company and their respective successors and assigns.

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                  (c) Each of LMC and the Company shall require any successors
(whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business or assets expressly to assume and agree to perform this Agreement in the same manner and to the same extent that LMC or the Company, as the case may be, would have been required to perform it if no such succession had taken place. Except as specifically provided, herein, as used in this Agreement, "LMC" and "the Company" shall mean both LMC or the Company as defined above, as the case may be, and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

         10. Miscellaneous.

                  (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                  (b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                    If to the Executive:      David A. Holden
                                              5220 South Flower Street
                                              Littleton, Colorado   80123

                    If to the Company:        Ascent Entertainment Group, Inc.
                                              9197 South Peoria Street
                                              Englewood, Colorado   80112
                                              Attn:    Charles Y. Tanabe, Esq.

                    If to LMC:                Liberty Media Corporation
                                              9197 South Peoria Street
                                              Englewood, Colorado   80112
                                              Attn:    Charles Y. Tanabe, Esq.

or to such other address as either party furnishes to the other in writing in accordance with this Section 10(b). Notices and communications shall be effective when actually received by the addressee.

                  (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such

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provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

                  (d) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

                  (e) Any party's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

                  (f) Each of the Executive, the Company and LMC acknowledges that this Agreement supersedes any prior agreement between any of LMC, the Company or any affiliate of either of the foregoing and the Executive (including the Prior Agreement, any other employment agreement and any consulting agreement), or between the Executive and any Company plan or practice, concerning the subject matter hereof, including any severance policy or plan of the Company or of any affiliate of LMC or the Company (collectively, the "Severance Plans"). The Executive hereby irrevocably waives any rights to severance benefits under the Severance Plans or to the grant or acceleration of equity awards under the Severance Plans or any equity award plan of LMC, the Company or of any affiliate of either of the foregoing except as may be provided in this Agreement.

                  (g) The Executive shall be covered under the indemnification policies of the Company applicable to similarly situated officers of the Company.

                  (h) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.


                                      *****

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         IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the day and year first above written, notwithstanding the actual date of signing.


                                       EXECUTIVE:


                                       ----------------------------------------
                                       David A. Holden



                                       COMPANY:

                                       ASCENT ENTERTAINMENT GROUP, INC.



                                       By:
                                           ------------------------------------
                                           Charles Y. Tanabe, Senior Vice
                                           President


                                       LMC:

                                       LIBERTY MEDIA CORPORATION



                                       By:
                                           ------------------------------------
                                           Charles Y. Tanabe, Senior Vice
                                           President


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                                   SCHEDULE 1


Sprint Corporation (PCS Group)
Liberty Digital, Inc.
TV Guide, Inc.
UnitedGlobalCom, Inc.
USA Networks, Inc.
Liberty Livewire Corp.
Liberty Livewire LLC
ICG Communications, Inc.
Teligent, Inc.
Antec Corporation
On Command Corporation
Corus Entertainment, Inc.
Primedia, Inc.
TCI Satellite Entertainment, Inc.
Discovery Communications, Inc.
OVC, Inc.
Starz Encore Group LLC
BET Holdings II, Inc.
BET Movies/STARZ! 3, LLC
BET Film Productions
Courtroom Television Network LLC
Telemundo Network Group LLC
TruePosition, Inc.
Ascent Arena Company, LLC
International Cable Channels Partnership, Ltd.
One Media Place, Inc.
MacNeil/Lehrer Productions
Jupiter Telecommunications Co., Ltd.
Jupiter Programming Co., Ltd.
Multithematiques SA
Liberty Ireland CMI Limited
Liberty Cablevision of Puerto Rico, Inc.
ACTV, Inc.
DMX Music, Inc.
Online Retail Partners, Inc.
Liberty Digital Health Group, LLC
Katalyst Venture Partners 1, LP
XM Satellite Radio Holdings, Inc.
Astrolink International LLC
Sky Latin America Partners
iSky, Inc.


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